UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Tryon Street, Charlotte, North Carolina  28202

(Address of Principal Executive Offices, including Zip code)

(704) 382-3853

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 22, 2013, William E. Kennard was appointed to the Board of Directors (the “Board”) of Duke Energy Corporation (the “Company”), effective January 1, 2014.  Mr. Kennard served as the U.S. Ambassador to the European Union from December 2009 to August 2013.  Mr. Kennard’s directorship will expire, along with the Company’s other directors’ terms, at the next annual meeting of shareholders.  Mr. Kennard has not been appointed to any committees of the Board as of the date of this filing.  Mr. Kennard’s election to the Company’s Board fulfills a provision of the settlement agreement, dated November 29, 2012, between the Company and the Staff of the North Carolina Utilities Commission regarding the Company’s merger with Progress Energy, Inc. which provided that the Company’s Board would elect a second new Board member within twelve months of the date of the settlement agreement.

As a non-employee director of the Company, Mr. Kennard will receive a pro-rated payment of the cash and stock annual retainer, will receive meeting fees in accordance with the Company’s Director Compensation Program, as set forth in the Company’s Annual Proxy Statement filed with the Securities and Exchange Commission on March 21, 2013, and will be eligible to participate in the Director Savings Plan.  Mr. Kennard is subject to the Company’s Stock Ownership Guidelines, which require outside directors to own Duke Energy common stock (or common stock equivalents) with a value equal to at least five times the annual cash retainer (i.e., an ownership level of $375,000) or retain 50% of their vested annual equity retainer until such minimum requirements are met.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: November 22, 2013	By:	/s/Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary